                           [CONFIDENTIAL TREATMENT
                            HAS BEEN REQUESTED FOR
                               PORTIONS OF THIS
                                  DOCUMENT]


Mr. M. Petrillo
Lifecodes Corporation
550 West Avenue
Stamford                                             Amersham Holdings, Inc.
Connecticut 06902                                    2636 S. Clearbrook Drive
USA                                                  Arlington Heights, IL
                                                     060005
                                                     Tel  (847) 593-6300

                                                            Amersham
                                                     The Health Science Group


Dear Mr. Petrillo

Subject to contract
Letter of intent

o Lifecodes Corporation will enter into a Microarray Technology Access Agreement (TA agreement) with Nycomed Amersham plc and Molecular Dynamics Inc. for the purposes of Life Science research within the fields of HLA typing for tissue transplantation and DNA identity testing for forensics and paternity analysis and DNA Diagnostics during the Effective period of the TA agreement which lasts [ ] from the Effective Date.

o During the Effective period of the TA agreement, Lifecodes Corporation will work with the Products listed in Schedules I and II of the TA agreement ("Products"), in order to define and develop further products and/or kits (reagents and consumables) within the fields of HLA typing and DNA identity testing and DNA diagnostics defined above, relating to Products. Any methods, know-how or improvements arising during the Effective period and relating to the work carried out by Lifecodes, described above, should be disclosed to Amersham, with Lifecodes granting to Amersham a non-exclusive license to use any such improvements and to make, use and sell Amersham products embodying any such improvements under terms of a sole license agreement. Lifecodes will carry out reformatting required to ensure compatibility of their products with the MD commercial Array Scanner currently expected for launch from [ ].

o Amersham will use reasonable endeavors to negotiate a series of agreements with Lifecodes Corporation to enable Lifecodes Corporation to commence manufacture and/or commercialization of the kits and/or products developed by Lifecodes during the Effective period from a date no earlier than January 1, 1999.

o Lifecodes Corporation will be permitted to perform services or tests for "Affiliates and Approved Collaborators", defined within TA agreement, on an unpaid basis from the Effective Date until 30 September 1998, and on a paid basis after 1 October 1998, subject to terms and conditions to be agreed between Amersham and Lifecodes.

       1 .a. During the Effective period of the TA agreement, Amersham will in good faith, negotiate terms and conditions for the sub-license to the relevant patents and licensed technology, required by Lifecodes Corporation to use and sell licensed products being restricted to include only the following specific biological materials labeled with Cy2, Cy3, Cy3.5, Cy5, and Cy5.5: avidin, streptavidin, nucleotides, nucleic acids and phosphoramidites, (hereinafter referred to as "Licensed Products"), excluding resale of Cy-phosphoramidites and Cy dNTPs. Terms of this sub-license to include non-exclusive rights to a worldwide license in the fields of HLA typing for tissue transplantation and DNA identity typing for forensics and paternity analysis and DNA Diagnostics. Terms of this license will be subject to a customary and reasonable annual fee and royalties to be negotiated in good faith payable to Amersham.

         b. Amersham will in good faith negotiate terms and conditions to grant to Lifecodes Corporation a sole, worldwide CyDye license to use and sell:

                i) Cy 3, Cy 3.5, Cy 5 and Cy 5.5, i.e. Cy dye chemistries matched to the MD Scanners
                ii) dNTP nucleotides labeled with the aforementioned Cy dye chemistries.
                iii)Phosphoramidites labeled with the aforementioned Cy dye chemistries in the field of HLA typing for tissue transplantation and DNA identity typing for forensics and paternity analysis only, onto products listed in Schedule I of the TA agreement and commercial derivatives thereof. Amersham and Lifecodes Corporation will work together to complete license agreements by September 30, 1998. License agreement terms will include minimum annual payments dependent on volume over a specified period of time.

2) During the Effective period of the TA agreement, Amersham will, in good faith, negotiate terms and conditions for a supply agreement, to supply Products listed in Schedule II of TA Agreement and other Amersham non-Cy dye Products, to enable Lifecodes Corporation to commercialize products developed for use onto Products listed in Schedule I of the TA agreement and commercial derivatives thereof. Terms of this supply agreement will be dependent on the final product format, "the kit". Amersham anticipates that Lifecodes Corporation will be sole supplier of this kit in the field of HLA-typing for tissue transplantation and DNA identity typing for forensics and paternity analysis onto Products defined in Schedule I of the TA agreement and commercial derivatives thereof.

3) Specialized support, from Amersham, on aspects of HLA typing and DNA identity outside of the gene expression application area, may be negotiated on a contract R&D Supply of Services basis.

     Reference to Amersham and patent references on products will also be subject to discussion during the agreement negotiations. At a minimum, packaging should carry reference to relevant Amersham/Pharmacia patents.

     Amersham does not warrant that final products developed, manufactured or sold by Lifecodes do not infringe any third party patents.

     For the avoidance of doubt it is agreed that any proprietary information
     and/or inventions arising under the terms of the [              ] is
     excluded from the terms of the TA agreement.

     For the avoidance of doubt it is agreed that should Lifecodes Corporation
     wish to incorporate [            ] into the aforementioned kit, then
     Lifecodes will negotiate terms and conditions for supply of and license to
     these [        ].

    The parties intend to negotiate a series of agreements in due course which will be legally binding and which will provide inter alia detailed arrangements for financing, payments and exploitation of intellectual property rights. The parties agree that details set out in this letter are confidential and for the purposes of discussion and negotiation only and are not otherwise intended to be legally binding except as otherwise set out in the existing confidentiality agreement.

Signed for and on behalf of:


NYCOMED AMERSHAM PLC                      LIFECODES CORPORATION



Sign:_________________________________    Sign:____________________________
     Title: Vice President, Molecular          Title:
            Biology & Sequencing
     Name: Dr. Michael Evans                   Name:  Michael Petrillo

Address: Amersham Place                    Address:550 West Avenue
         Little Chalfont                   Stamford,
         Buckinghamshire,                  Connecticut 06902
         England BP7 9NA                   USA
         Fax: 44-1494-542929               Fax: 203-328-9599